Exhibit 10.5.1

AMENDED AND RESTATED
TAX ALLOCATION AGREEMENT


     THIS AGREEMENT, is made and entered into as of the 8th day of January, 1998, by and between BLUE CROSS AND
BLUE SHIELD OF MISSOURI, (hereinafter referred to as
"Parent") and RIGHTCHOICE MANAGED CARE, INC. ("Subsidiary"),

                           WITNESSETH:

     WHEREAS, Parent and Subsidiary are members of an affiliated group of corporations within the meaning of section 1504(a)(1) of the Internal
Revenue Code of 1986 (the "Code") for
which Parent is the parent corporation;

     WHEREAS, Parent and its eligible subsidiaries (the
"Consolidated Group") have elected
and consented to file and do file consolidated Federal income tax returns; and

     WHEREAS, the parties wish to agree on the payment of tax liabilities between Parent and Subsidiary in a manner pursuant to which the Subsidiary pays Parent an amount of Federal income tax based upon the amount of Federal income taxes which would be payable by the Subsidiary if it filed a separate Federal income tax return, which includes that income, gain, loss and deductions of Subsidiary and its includible subsidiaries (Subsidiary and such includible subsidiaries, including companies that become subsidiaries after the date of this agreement, are hereinafter collectively referred to as the "Subsidiary Group"), which are includible in the Consolidated Group;

     WHEREFORE, pursuant to the reorganization of Parent
(the "Reorganization") which
occurred in August, 1994, Parent transferred a significant portion of its business to Subsidiary which had been established for such purpose; and

     WHEREFORE, as a part of the Reorganization, Parent transferred to Subsidiary a reserve in the amount of $16 million for possible federal income tax payment deficiencies. Such reserve had been accumulated by Parent during the years preceding 1994 and is hereinafter referred to as "Federal Tax Reserve."

     NOW, THEREFORE, Parent and Subsidiary hereby agree as follows:

I.   Consolidated Return

     Parent and the Consolidated Group have elected to file consolidated Federal income tax returns for the taxable period ending December 31, 1994, and for any subsequent taxable period for which the Consolidated Group is permitted to file a consolidated Federal income tax return. Parent and Subsidiary agree to file such consents and other documents and to take such action as may be necessary to carry out the purposes and provisions of this paragraph.

II.  Calculation of Separate Company Federal Income Tax Liability

     A. Beginning with the period ended December 31, 1994, and for each tax year thereafter, Subsidiary will calculate the Federal income tax liability for the
          Subsidiary Group, without considering the Federal alterative minimum tax
          ("AMT"), as if the Subsidiary Group were treated as a single taxpayer for
          Federal income tax purposes and were to file a separate Federal income tax return for the Subsidiary Group for such period, as modified by the provisions of paragraph B below.

     B. In so computing the Federal income tax liability of the Subsidiary Group:

          1.   Except as otherwise provided herein,
               "separate company taxable income
               (loss)" shall be determined as if the
               Subsidiary Group was a single
               corporation and was filing a separate tax return, and the term will not have the same meaning as described in Regulation 1.1502-12.

          2. Any dividends received by one corporation in the Consolidated Group from another corporation in the Consolidated
               Group will be assumed to
               qualify for the 100% dividend received
               deduction of Section 243 and shall
               be eliminated from such computation in
               accordance with Regulation
                1.1502-14(a)(1).

          3. Gain or loss on intercompany transactions, whether deferred or not shall be treated by the Subsidiary Group in the manner required by Regulation
               1.1502-13 (so that the Subsidiary Group
               reports the gain or loss on
               intercompany transactions consistent with the treatment accorded such transactions on the Consolidated Group's consolidated Federal income tax return).

          4. Certain limitations, as provided in the Code, regarding the calculation or utilization of a deduction, the utilization of credits and the computation of separate company tax liability of the Subsidiary Group shall be made on a consolidated basis.

               a.   The limitation on charitable
                    contribution deductions, as provided
                    in Code Section 170(b)(2), shall be
                    computed in accordance with
                    Regulation  1.1502-24.

               b.   The limitation on the utilization of
                    foreign tax credits, as provided
                    in Code Section 904(a), shall be
                    computed in accordance with
                    Regulation  1.1502-4.

               c.   The limitation on the utilization of
                    jobs tax credits and other
                    general business credits, as provided in
                    Section 38(c)(1), shall be
                    computed on a consolidated basis.

               d.   The computation of the limitation on
                    capital losses, as provided in
                    Code Section 1211(a), shall be computed
                    in accordance with
                    Regulation  1.1502-22.

               e.   The computation of Section 1231 gain or
                    loss shall be made in
                    accordance with Regulation  1.1502-23.

               f.   The computation and utilization of any
                    net operating loss
                    deduction, as provided in Section
                    172(b)(2) shall be computed in
                    accordance with Regulation  1.1502-21.

               g.   The utilization and limitation of
                    certain built-in deductions, as
                    provided in Regulation 1.1502-15, shall be computed in accordance with such section.

               h. The computation of the dividend received deduction with respect to dividends received from outside the Group, as provided in
                    Sections 243 through 247 shall be
                    computed in accordance with
                    Regulation  1.1502-26.

               i.   With respect to similar limitations not
                    specifically mentioned
                    herein, they shall be applied on a
                    consolidated basis.

          5. Deductions and credits which can be partially utilized as a result of applying such consolidated limitations shall be allocated and apportioned among the Subsidiary Group and the Parent and the other members of the
               Consolidated Group based upon the proportion of each such deductions and credits of such group or corporation, as appropriate, to the aggregate amount of each such deductions and credits.

          6. Notwithstanding Regulation 1.1502-17, Parent may direct Subsidiary or any other member of the Subsidiary Group to apply, with the
               Commissioner of the Internal Revenue Service, under Code Section
               446(e), for a change in the method of
               accounting for such corporation on
               an overall basis or for any material item.

          7. Notwithstanding Regulation 1.1502-17, Parent must consent to any change in method of accounting by Subsidiary or any member of the
               Subsidiary Group on an overall basis or for any material item. If a method of accounting has not been established by Subsidiary or other member of the Subsidiary Group, Parent must consent to the selection of an accounting method by such corporation.

          8. Notwithstanding Regulation 1.1502-17, Parent may direct and must authorize any election which Subsidiary or other member of the Subsidiary
               Group may make under the Code or Treasury
               Regulations which may
               affect the Consolidated Group's taxable
               position.  This authorization
               includes, but is not limited to, Section 453
               (installment obligations),
               Section 248 (organizational expenditures) and
               Section 1033 (involuntary
               conversions).

          9. The amounts in each taxable income bracket in the tax table in Section
               11(b) shall be allocated in any given year to the members of the
               Consolidated Group as Parent shall elect.
               Such election shall be made on
               an annual basis and shall be binding upon all parties to this agreement.

          10. The $25,000 direct offset to tax liability provided for in Code Section
               38(c)(1)(B) shall be allocated in any given year to those members of the Consolidated Group as Parent shall elect.

          11. In calculating any carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent years, separate company taxable income and tax as determined under Code Section
               172(b)(1). For purposes of such adjustments, any election under Code
               Section 172(b)(3) to forego a loss carryback shall be made by the Parent.

     C. The AMT will be determined on a consolidated basis by the Parent. If the AMT computed on a consolidated basis exceeds the regular tax as computed on a consolidated basis, the excess will be allocated to Subsidiary based upon the
          Subsidiary Group's portion of tax preferences, adjustments, and other items causing the AMT to be applicable at the consolidated level, as follows:


Excess of AMT
Over Regular
Tax

Times

(Portion of Tax Preferences and
Adjustment Attributable to Subsidiary Group

Divided by

Total of Tax Preferences and
Adjustments for Group)

Equals

Excess AMT
Over Regular
Tax Allocation
to Subsidiary

     The Excess of AMT Over Regular Tax Allocated to
     Subsidiary shall be added to
     Subsidiary's separate return tax liability determined in paragraphs A and B above. The
     AMT allocated to Subsidiary for any tax year shall not exceed the excess of Federal
     AMT over regular tax, nor shall such allocation be less than zero.

     In determining the portion of tax preferences attributable to the Subsidiary Group, the portion of the consolidated adjustment for adjusted current earnings of Code Section
     56(c)(1), if any, allocable to the Subsidiary shall be an amount equal to the lesser of (1) the adjustment for adjusted current earnings computed for the Subsidiary Group, or (2) the consolidated adjustment for adjusted current earnings.

     If a consolidated AMT credit carryforward is generated and utilized for any year, the credit shall be allocated to Subsidiary based upon the proportion of excess AMT over regular tax allocated to Subsidiary (taking into account the Subsidiary Group) in the year(s) in which the credit arose. The amount of Federal alternative minimum tax credit allocated to Subsidiary shall not exceed the consolidated AMT credit.

III. Liability for Tax Payments - Federal

     A. If Subsidiary would be subject to Federal income tax liability resulting from the calculation required by Paragraph II, above, Subsidiary shall pay such liability to Parent as provided in Paragraph IV hereof.

     B. If Subsidiary would be entitled to a refund of Federal income tax resulting from the calculation required by Paragraph II, above, Subsidiary shall receive such refund from Parent as provided in Paragraph IV hereof. However, any such refund is subject to the limitations included in Subparagraph B of Paragraph II.

     C. Even if the Federal income tax liability of the Consolidated Group is increased or decreased by reason of the inclusion of the Subsidiary Group in a consolidated income tax return filed by Parent, no payment or credit attributable thereto shall be made to either Parent or Subsidiary, it being agreed that Subsidiary's liability to Parent for Federal income tax shall be determined solely as if the Subsidiary
          Group calculated its Federal income tax liability as a single taxpayer.

     D. Parent agrees to be the sole agent for Subsidiary and the Subsidiary Group and to act in its own name in all matters relating to the corporation Federal income tax liability, including payment of such liability, for any year in which it elects or is required to file a consolidated Federal income tax return.

IV.  Method and Time of Payment

     Any amount to be paid by Subsidiary to Parent or by Parent to Subsidiary by reason of paragraph III shall be paid quarterly based on Subsidiary's estimated tax liability and a final payment or credit at the time the tax return is filed. Quarterly payments and any final payment due with the filing of the tax return shall be made in time to reasonably permit Parent to make required estimated payments or final settlements with the Internal
     Revenue Service as provided in Regulation 1.1502-5 with respect to Federal income taxes. Any portion of a refund received from the IRS which is payable to Subsidiary shall be paid by Parent to Subsidiary within 30 days after receipt by Parent.

V.   Adjustment of Liability for Federal Income Taxes

     A. This Paragraph V shall govern any adjustment of Federal income tax liability due under any consolidated Federal income tax return of the Consolidated Group or of Parent for any period for which a consolidated Federal income tax return was filed as a result of any of the following: the filing of an amended return, a tentative loss carryback refund application, a claim for refund, or an audit by the IRS. In such event, the liability of the Parent and Subsidiary hereunder shall be redetermined after fully giving effect to any such adjustment as if such adjustment had been a part of the original computation.

     B.   Subject to Paragraph VI below, any such
          adjustments made for periods ending
          prior to August 2, 1994 shall be attributed to Parent and Subsidiary on the basis of premium revenues of trades or businesses transferred by Parent to the
          Subsidiary or other members of the Subsidiary
          Group pursuant to the
          Reorganization for the year 1994 on a pro forma basis as compared to premium revenues of the trades or businesses retained by Parent. The provisions of this
          Tax Allocation Agreement shall apply to such periods and any tax liability, penalties and interest related thereto shall be computed as if (i) the Subsidiary and the Subsidiary Group had been in existence during such prior periods, and (ii) the trades or businesses referred to above had been transferred to the Subsidiary or other members of the Subsidiary Group as of the first day of any such period to which an adjustment relates. It is hereby agreed that the percentage of premium revenues for the year 1994 on a pro forma basis attributable to trades or business transferred by Parent to the Subsidiary or other members of the Subsidiary Group was 87.2 percent and that the percentage of premium revenues for trades or businesses retained by Parent for such year was
          12.8 percent.

     C. Any such adjustments made for periods beginning on or after August 2, 1994 attributable to the trades or businesses operated by Subsidiary or other members of the Subsidiary Group shall be charged to Subsidiary or other members of the Subsidiary Group and any tax liability, penalties and interest related thereto shall be paid by Subsidiary to Parent as provided in this Agreement.

VI.  Utilization of Federal Tax Reserve

     This Paragraph VI shall govern the utilization of the Federal Tax Reserve for Federal income tax liabilities described in the Fifth Recital (which for the purpose of this Agreement includes any interest or penalties payable thereon) arising from adjustments described in Paragraph V of this Agreement. Notwithstanding anything to the contrary in Paragraph V, it is agreed that such Federal Tax Reserve shall be utilized to satisfy all Federal income tax liabilities arising from adjustments under such Paragraph V until it is exhausted, i.e., Subsidiary shall pay Parent an amount equal to the first $16 million in Federal income tax liabilities arising from such adjustments to the Federal income tax liabilities of Parent or any member of the Subsidiary Group and without regard to the trades or lines of business giving rise to such adjustments. Any such federal income tax liabilities arising under Paragraph V hereof in excess of such Federal Tax Reserve shall be paid by Subsidiary or other members of the Subsidiary Group to Parent in accordance with such Paragraph V.

VII. Duration

     Notwithstanding the loss of eligibility of Parent and Subsidiary to file consolidated
     Federal income tax returns, this Agreement shall remain in effect with respect to all taxable years covered by the provisions of Paragraph V hereof, and shall govern the allocation of Federal income tax liabilities between Parent and Subsidiary for all such taxable years.

VIII.Earnings and Profits Adjustments

     This Agreement is not intended to establish the method by which the earnings and profits of each member of the Group will be determined. Parent reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Regulation 1.1552-1 (a) and 1.1502-33(d).

IX.  Miscellaneous

     This agreement contains the entire Agreement among the parties hereto, and supersedes any prior written or oral understanding or agreement among the parties with respect to the subject matter hereof. No modification, extension, renewal, recession, termination or waiver of any of the provisions contained herein shall be binding upon any party unless made in writing and signed on its behalf by one of its officers.

X.   GOVERNING LAW

     THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED AND
     INTERPRETED IN ACCORDANCE WITH THE LAWS OF MISSOURI.

XI.  Successors, Assigns

     The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto.

XII. Consultation and Cooperation

     Parent and Subsidiary shall consult with and shall furnish each other on a timely basis such information required to prepare: (i) the consolidated federal income tax return of the Affiliated Group for the taxable years in which Subsidiary is included therein, and
     (ii) after Parent and Subsidiary are no longer eligible to file a consolidated Federal income tax return, the tax return for all taxable years of the Parent and Subsidiary, respectively, in which the tax liability of either may be affected by their former affiliation. Parent and Subsidiary also shall consult and furnish each other promptly with information either Parent or Subsidiary may request in connection with any tax audit or tax refund claim relating to a taxable year in which a payment to or by Subsidiary to Parent hereunder may result or otherwise be affected or may otherwise affect a tax return of either Parent or Subsidiary.

XIII.Notices

     All notices and other communications shall be in writing and shall be given in person or by means of telex, telecopy or other wire transmission
     (with request for assurance of
     receipt in manner typical with respect to communications of that type) or by mail, and shall become effective (a) on delivery if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission, or (c) four business days after being deposited in the mail, with proper postage for first class, registered or certified mail, prepaid.

          Notices shall be addressed as follows:

          If to Parent to:

          Blue Cross and Blue Shield of Missouri
          1831 Chestnut Street
          St. Louis, MO 63101-2275
          Attn: Executive Vice President
          Telecopy No.: (314) 923-6245

          If to Subsidiary to:
          RightCHOICE Managed Care, Inc.
          1831 Chestnut Street
          St. Louis, MO 63101-2275
          Attn: Executive Vice President
          Telecopy No.: (314) 923-8958


provided, however, that if either party shall have designated a different address by notice to the other, then the last address so designated.

XIV. Resolution of Disputes

     A. This Paragraph XIV shall govern the resolution of any disputes arising under this
          Agreement, and the procedures set forth
          hereinbelow shall be applicable:

     B. The representatives of the parties having first-hand knowledge of the dispute shall endeavor to resolve the dispute through good faith discussions in an effort to reach an agreement which is fair to both parties and is consistent with the spirit of cooperation between the parties.

     C. If the dispute is not resolved pursuant to subsection (b) above within 30 days, the dispute shall be submitted to senior executives of each of the parties, designated by each party's Chief Executive Officer. Such senior executives shall meet and engage in good faith discussions and shall endeavor to resolve the dispute with an agreement which is fair to both parties and is consistent with the spirit of cooperation between the parties.

     D. If the dispute is not resolved pursuant to subsection (b) and (c) above within 60 days, the dispute shall be submitted to the respective chief legal counsel for the parties who shall endeavor to agree upon an alternate dispute resolution mechanism to resolve the dispute.

     E. If the respective chief legal counsel cannot, within 30 days after the dispute is referred to them, agree upon an alternate dispute resolution mechanism to resolve the dispute, the dispute shall be referred to the St. Louis Office of the American
          Arbitration Association for binding arbitration under the Commercial Arbitration
          Rules of that Association.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
     WHICH MAY BE ENFORCED BY THE PARIES,

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                         Blue Cross and Blue Shield of Missouri



                         By:   /s/ Edward J. Tenholder
                               Edward Tenholder
                         Title:Executive Vice President and Chief
                               Operating Officer



                         RightCHOICE Managed Care, Inc.



                         By:   /s/ Sandra Van Trease
                               Sandra Van Trease
                         Title:Executive Vice President and Chief
                               Operating Officer